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                     October 12, 2023

       Geoffrey Stuart Davis
       Executive Vice President and Chief Financial Officer
       Melco Resorts & Entertainment Ltd.
       71 Robinson Road #04-03
       Singapore 068895

                                                        Re: Melco Resorts &
Entertainment Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-33178

       Dear Geoffrey Stuart Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              David C. Lee